TOP AIR MANUFACTURING, INC.

                                   EXHIBIT 21


                  SUBSIDIARIES OF TOP AIR MANUFACTURING, INC.


Subsidiary                         Jurisdiction of Incorporation
----------                         -----------------------------

Ficklin Machine Co., Inc.                    Illinois

Parker Industries, Inc.                      Iowa


One hundred percent of the capital stock of the above listed subsidiaries is owned directly by Top Air Manufacturing, Inc.